Exhibit 99.1

FOR IMMEDIATE RELEASE:

STREAM GLOBAL SERVICES ANNOUNCES

FINANCIAL RESULTS FOR FIRST QUARTER ENDED MARCH 31, 2011

BOSTON, MA –May 4, 2011– Stream Global Services, Inc., (NYSE AMEX: SGS), a leading global business process outsource (BPO) service provider specializing in customer relationship management and business process outsourcing services for Fortune 1000 companies, today announced consolidated financial results for the three months ended March 31, 2011. On May 4, 2011 Stream also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2011.

CEO Commentary

Kathryn Marinello, Chairman and Chief Executive Officer of Stream, said, “Like last quarter, we are delighted with our top line results. We continue to see strong demand for our services as demonstrated by the 8% growth in year-over-year revenue for the quarter. Internally, our focused efforts on improving our operational performance by motivating and rewarding our employees is yielding results as demonstrated by our 35% improvement in year-over-year Adjusted EBITDA.”

First Quarter 2011 Financial Highlights

•

Revenue for the quarter ended March 31, 2011 was $213 million, an increase of $16 million, or 8%, from the same period last year. The growth in revenue was a combination of new clients won in 2010 and expansion with existing clients. Through April 30, 2011 of this year, Stream has signed an estimated $38 million, on an annualized basis once fully ramped, of revenue with both new and existing clients.

•	Gross profit increased approximately $7 million, or 8%, over the prior year first quarter. The Gross Profit percentage for the first quarter was 43% for both 2011 and 2010.

•

Income From Operations for the quarter ended March 31, 2011 was $7 million versus a loss of $3 million for the same period in 2010. The improvement in operating income reflects higher gross profit earned on the increased revenue, improvement in Selling, General and Administrative expenses from 35% of revenue in first quarter 2010 to 32% of revenue in first quarter 2011, and lower net Severance, Restructuring and Other Charges.

•	Net loss was $2 million for the first quarter ended March 31, 2011 versus a net loss of $10 million for the same period in 2010.

•

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) was $23 million for the first quarter of 2011, an increase of $6 million from the first quarter of 2010 ($17 million.) On a year-over-year constant currency basis, our Adjusted EBITDA would have been higher by approximately $1 million had there been no change in global currency rates.

Americas Region

Revenue generated from our Americas region, which includes the United States, Canada, the Philippines, India, Costa Rica, Nicaragua, the Dominican Republic and El Salvador, was $154 million for the first quarter ended March 31, 2011 ($143 million for the prior year first quarter).

Gross profit generated by the Americas region for the first quarter 2011 was $70 million ($64 million for the prior year first quarter) and gross margin for the first quarter of 2011 was 45.5% (44.8% the prior year first quarter).

EMEA Region

Revenue generated from our EMEA region, which includes Europe, the Middle East and Africa, for the first quarter of 2011 was $58 million ($53 million for the prior year first quarter).

Gross profit generated by the EMEA region for the first quarter of 2011 was $20 million with a gross margin of 34.5% ($20 million and 37.7%, respectively, for the prior year first quarter). The decrease in the gross profit percentage from the prior year is primarily due to a decline in the financial performance of our service centers in Cairo and Tunis resulting from civil unrest in those geographies. As a result of this civil unrest, the contribution to Adjusted EBITDA for this region declined by approximately $1 million from the prior year first quarter and the fourth quarter of 2010.

Selling, General and Administrative Expense

Selling, general and administrative expenses, which includes non-agent service center costs, was $69 million (32.3% of revenue) during the three months ended March 31, 2011 and $69 million (34.9% of revenue ) during the same period in 2010. This percentage decrease is attributed to management focus on cost controls, including cost synergies realized from our integration of eTelecare Global Solutions, Inc.

Other Income and Expense, Including Income Taxes

Net realized and unrealized foreign exchange gains and losses were a loss of approximately $1 million for the three months ended March 31, 2011 versus a gain of approximately $2 million for the prior year first quarter. The change in net realized and unrealized foreign exchange gains and losses was primarily a result of unrealized gains in first quarter 2010 from the effect of changes in the value of the Philippine Peso relative to the US Dollar on forward currency contracts that we acquired with the acquisition of eTelecare in 2009 that were not treated as effective hedges for financial reporting purposes and, accordingly, were marked-to-market in income on a quarterly basis. These prior ineffective hedges have now expired.

Provision for income taxes decreased from $2 million in first quarter 2010 to $1 million in first quarter 2011. The decrease was the result of a favorable outcome recorded in first quarter 2011 on an uncertain tax position.

Liquidity and Capital Resources

At March 31, 2011, cash and cash equivalents, excluding restricted cash, was $25 million, up from $18 million at year-end. Days sales outstanding were 71 days at March 31, 2011 versus 73 days at March 31, 2010. The balance on the revolving line of credit was $10 million at March 31, 2011 versus $25 million at December 31, 2010. At March 31, 2011, the Company had approximately $84 million of availability under its revolving line of credit. For the quarter ended March 31, 2011, our cash flow from operating activities was $27 million, an increase of $10 million from the same period in 2010.

Stream will hold a conference call for investors on May 5, 2011 at 9:00 AM EDT. Investors can participate by calling 1-888-430-8685 and referencing passcode #6813222.

Contact Information:

Hannah Byrne

Marketing Communications

hannah.byrne@stream.com

781-304-1859

About Stream Global Services:

Stream Global Services is a leading global business process outsource (BPO) service provider specializing in customer relationship management services including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 30,000 employees capable of supporting over 35 languages across 50 locations in 22 countries. Stream strives to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Safe Harbor.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our business expectations and objectives. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the Company’s ability to maintain and win additional client business, continue to maintain its operating performance and margin expansion, continue to have sufficient capital to grow and maintain its business, retain the Company’s management team and effectively operate a global franchise across multiple jurisdictions plus other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Stream does not intend, and disclaims any obligation, to update any forward-looking information contained in this release, even if its estimates change.

The required reconciliations and other disclosures for all non-GAAP measures used by the Company are set forth in a schedule attached to this press release and in the Current Report on Form 8-K furnished to the SEC on the date hereof.

Non-GAAP Financial Information

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of Stream’s performance or liquidity, should be considered in addition to, not as a substitute for, measures of Stream’s financial performance or liquidity prepared in accordance with GAAP. Non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how Stream defines non-GAAP financial measures in this release.

Stream’s management uses the non-GAAP financial measures in the accompanying schedules to gain an understanding of Stream’s comparative operating performance (when comparing such results with previous periods) and future prospects and excludes certain items from its internal financial statements for purposes of its internal budgets and financial goals. These non-GAAP financial measures are used by Stream’s management in their financial and operating decision-making because management believes they reflect Stream’s ongoing business in a manner that allows meaningful period-to-period comparisons. Stream’s management believes that these non-GAAP financial measures provide useful information to investors and others in (a) understanding and evaluating Stream’s current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner Stream’s current financial results with its past financial results.

All of the foregoing non-GAAP financial measures have limitations. Specifically, the non-GAAP financial measures that exclude certain items do not include all items of income and expense that affect Stream’s operations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on Stream. Management compensates for these limitations by also considering Stream’s financial results in accordance with GAAP.

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenue	$212,691	$196,575
Direct cost of revenue	121,953	112,584

Gross profit	90,738	83,991

Operating expenses:
Selling, general and administrative expenses	68,802	68,565
Severance, restructuring and other charges, net	(126)	1,609
Depreciation expense	10,191	11,219
Amortization expense	4,394	5,210

Total Operating expenses	83,261	86,603

Income (loss) from operations	7,477	(2,612)

Interest expense	7,262	7,602
Foreign currency transaction loss (gain)	1,245	(1,549)

Loss before provision for income taxes	(1,030)	(8,665)
Provision for income taxes	1,065	1,810

Net loss	$(2,095)	$(10,475)

Net loss per share:
Basic and diluted loss per share	$(0.03)	$(0.13)

Shares used in computing per share amounts:
Basic and diluted shares	80,126	80,009

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Balance Sheet

(In thousands)

	March 31, 2011 (unaudited)	December 31, 2010
Assets:
Current assets:
Cash and cash equivalents	$24,814	$18,489
Accounts receivable, net	168,578	180,211
Other current assets	41,134	37,190

Total current assets	234,526	235,890
Equipment and fixtures, net	77,670	80,859
Goodwill, intangible assets, and other long-term assets	326,324	331,236

Total assets	$638,520	$647,985

Liabilities and Stockholders’ Equity:
Current liabilities	$122,923	$118,608
Revolving Line of Credit	10,000	24,506
Long-term debt	193,052	192,693
Long-term capital lease obligations	9,209	10,491
Deferred income taxes	21,837	21,838
Other long-term liabilities	19,130	20,131

Total liabilities	376,151	388,267

Stockholders’ equity	262,369	259,718

Total liabilities and stockholders’ equity	$638,520	$647,985

STREAM GLOBAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2011	2010
Operating Income as shown on a GAAP basis	$7,477	$(2,612)
Add (deduct) items to reconcile to non-GAAP Adjusted EBITDA:
Depreciation and amortization	14,585	16,429
Transaction, severance, closure related expenses, net	(126)	2,050
Stock based compensation expense	745	1,329

Adjusted EBITDA	$22,681	$17,196

To conform with industry practice, Stream is presenting realized gains (losses) on foreign exchange cash flow hedges as a component of the hedged item, Direct Costs. The prior year results reflect this reclassification as follows.

	Direct Cost	Operating Income (Loss)	Adjusted EBITDA
As reported for the three months ended March 31, 2010	$112,802	$(2,868)	$16,994
Adjustment	(218)	256	202

Reclassified for the three months ended March 31, 2010	$112,584	$(2,612)	$17,196